Exhibit 99.1

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share data)

	September 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$134,881	$175,683
Restricted cash ($25,845 and $19,461 in VIEs at September 30, 2023 and December 31, 2022, respectively)	55,304	50,845
Notes receivable	908,612	763,801
Less: Allowance for loan losses	(232,360)	(211,311)

Notes receivable, net ($439,783 and $354,403 in VIEs at September 30, 2023 and December 31, 2022, respectively)	676,252	552,490
Vacation ownership interest (“VOI”) inventory	449,889	389,864
Property and equipment, net	88,496	85,915
Intangible assets	61,293	61,293
Operating lease assets	20,401	22,963
Prepaid expenses	17,717	23,833
Other assets	35,699	35,499

Total assets	$1,539,932	$1,398,385

LIABILITIES AND EQUITY
Liabilities
Accounts payable	$25,797	$21,389
Deferred income	18,877	15,675
Accrued liabilities and other	122,451	110,048
Receivable-backed notes payable—recourse	14,633	20,841
Receivable-backed notes payable—non-recourse (in VIEs)	560,491	440,781
Note payable to BBX Capital, Inc.	35,000	50,000
Note payable and other borrowings	169,164	218,738
Junior subordinated debentures	136,892	136,011
Operating lease liabilities	24,891	27,716
Deferred income taxes	125,991	113,193

Total liabilities	1,234,187	1,154,392

Commitments and Contingencies—See Note 9
Equity
Preferred stock of $0.01 par value; authorized 10,000,000 shares		—
Class A Common Stock of $0.01 par value; authorized 30,000,000 shares; issued and outstanding 12,204,198 in 2023 and 12,165,825 in 2022	122	122
Class B Common Stock of $0.01 par value; authorized 4,000,000 shares; issued and outstanding 3,664,117 in 2023 and 2022	37	37
Additional paid-in capital	51,443	46,821
Accumulated earnings	168,526	124,680

Total Bluegreen Vacations Holding Corporation equity	220,128	171,660
Non-controlling interest	85,617	72,333

Total equity	305,745	243,993

Total liabilities and equity	$1,539,932	$1,398,385

See accompanying Condensed Notes to Consolidated Financial Statements—Unaudited

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (UNAUDITED)

(In thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
Gross sales of VOIs	$192,213	$185,902	$520,758	$472,295
Provision for loan losses	(32,880)	(30,684)	(87,451)	(73,789)

Sales of VOIs	159,333	155,218	433,307	398,506
Fee-based sales commission revenue	15,694	14,241	41,266	57,174
Other fee-based services revenue	36,642	34,559	105,987	98,553
Cost reimbursements	23,292	20,719	70,960	54,950
Interest income	32,976	25,803	92,762	71,506
Other income, net	—	296	3,278	774

Total revenues	267,937	250,836	747,560	681,463

Costs and Expenses:
Cost of VOIs sold	20,184	14,805	52,902	44,868
Cost of other fee-based services	15,022	15,377	46,269	41,732
Cost reimbursements	23,292	20,719	70,961	54,951
Interest expense	19,458	10,822	53,670	28,935
Selling, general and administrative expenses	156,581	152,881	436,067	421,339
Other expense, net	63	—	—	—

Total costs and expenses	234,600	214,604	659,869	591,825
Income before income taxes	33,337	36,232	87,691	89,638
Provision for income taxes	(7,840)	(8,586)	(20,338)	(20,948)

Net income	25,497	27,646	67,353	68,690
Less: Income attributable to noncontrolling interest	4,840	4,682	13,284	11,954

Net income attributable to shareholders	$20,657	$22,964	$54,069	$56,736

Comprehensive income attributable to shareholders	$20,657	$22,964	$54,069	$56,736

Basic earnings per share (1)	$1.30	$1.20	$3.41	$2.83

Diluted earnings per share (1)	$1.25	$1.19	$3.31	$2.81

Basic weighted average number of common shares outstanding	15,869	19,101	15,865	20,029

Diluted weighted average number of common and common equivalent shares outstanding	16,479	19,232	16,353	20,191

Cash dividend declared per Class A and B common share	$0.20	$0.15	$0.60	$0.30

(1)	Basic and diluted EPS are calculated the same for both Class A and B common shares.

See accompanying Condensed Notes to Consolidated Financial Statements—Unaudited.

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF EQUITY (UNAUDITED)

(In thousands)

	Shares of Common Stock Outstanding Class		Common Stock Class		Additional Paid-in Capital	Accumulated Earnings	Total Shareholders’ Equity	Non- Controlling Interests	Total Equity
	A	B	A	B
Balance, December 31, 2022	12,166	3,664	$122	$37	$46,821	$124,680	$171,660	$72,333	$243,993
Dividends	—	—	—	—	—	(3,408)	(3,408)	—	(3,408)
Share-based compensation	—	—	—	—	1,457	—	1,457	—	1,457
Issuance of common stock on vesting of restricted stock awards	38	—	—	—	(8)	—	(8)	—	(8)
Net income	—	—	—	—	—	11,499	11,499	3,906	15,405

Balance, March 31, 2023	12,204	3,664	$122	$37	$48,270	$132,771	$181,200	$76,239	$257,439

Dividends	—	—	—	—	—	(3,407)	(3,407)	—	(3,407)
Share-based compensation	—	—	—	—	1,579	—	1,579	—	1,579
Net income	—	—	—	—	—	21,913	21,913	4,538	26,451

Balance, June 30, 2023	12,204	3,664	$122	$37	$49,849	$151,277	$201,285	$80,777	$282,062

Dividends	—	—	—	—	—	(3,408)	(3,408)	—	(3,408)
Share-based compensation	—	—	—	—	1,594	—	1,594	—	1,594
Net income	—	—	—	—	—	20,657	20,657	4,840	25,497

Balance, September 30, 2023	12,204	3,664	$122	$37	$51,443	$168,526	$220,128	$85,617	$305,745

	Shares of Common Stock Outstanding Class		Common Stock Class		Additional Paid-in Capital	Accumulated Earnings	Total Shareholders’ Equity	Non- Controlling Interests	Total Equity
	A	B	A	B
Balance, December 31, 2021	17,118	3,665	$171	$37	$173,909	$69,316	$243,433	$60,367	$303,800
Conversion of common stock from Class B to Class A	1	(1)	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	745	—	745	—	745
Purchase and retirement of common stock	(152)	—	(2)	—	(4,700)	—	(4,702)	—	(4,702)
Net income	—	—	—	—	—	15,988	15,988	3,220	19,208

Balance, March 31, 2022	16,967	3,664	$169	$37	$169,954	$85,304	$255,464	$63,587	$319,051

Dividends	—	—	—	—	—	(3,128)	(3,128)	—	(3,128)
Share-based compensation	—	—	—	—	817	—	817	—	817
Purchase and retirement of common stock	(917)	—	(9)	—	(26,113)	—	(26,122)	—	(26,122)
Net income	—	—	—	—	—	17,784	17,784	4,052	21,836

Balance, June 30, 2022	16,050	3,664	$160	$37	$144,658	$99,960	$244,815	$67,639	$312,454

Dividends	—	—	—	—	—	(2,930)	(2,930)	—	(2,930)
Share-based compensation	—	—	—	—	836	—	836	—	836
Purchase and retirement of common stock	(843)	—	(8)	—	(23,605)	—	(23,613)	—	(23,613)
Net income	—	—	—	—	—	22,964	22,964	4,682	27,646

Balance, September 30, 2022	15,207	3,664	$152	$37	$121,889	$119,994	$242,072	$72,321	$314,393

See accompanying Condensed Notes to Consolidated Financial Statements—Unaudited.

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the Nine Months Ended September 30,
	2023	2022
Operating activities:
Net income	$67,353	$68,690
Adjustment to reconcile net income to net cash provided by operating activities:
Provision for loan losses	87,451	73,789
Depreciation and amortization	15,152	15,576
Share-based compensation expense	4,631	2,398
Gain on repayment of note payable to BBX Capital, Inc.	(930)	—
Loss on disposal of property and equipment	67	22
Increase in deferred income tax liability	12,798	13,116
Changes in operating assets and liabilities:
Notes receivable	(211,213)	(149,877)
VOI inventory	(60,834)	8,987
Prepaids expense and other assets	5,419	15,341
Accounts payable, accrued liabilities and other, and deferred income	19,749	20,692

Net cash (used in) provided by operating activities	$(60,357)	$68,734

Investing activities:
Purchases of property and equipment	(13,513)	(9,459)

Net cash used in investing activities	$(13,513)	$(9,459)

Financing activities:
Repayments of notes payable and other borrowings	$(448,129)	$(231,668)
Proceeds from notes payable and other borrowings	501,782	259,806
Payments for debt issuance costs	(5,895)	(5,802)
Issuance of common stock on vesting of restricted stock awards	(8)	—
Purchase and retirement of common stock	—	(54,437)
Dividends paid on common stock	(10,223)	(6,058)

Net cash provided by (used in) financing activities	$37,527	$(38,159)

Net (decrease) increase in cash, cash equivalents, and restricted cash	(36,343)	21,116
Cash, cash equivalents and restricted cash at beginning of period	226,528	183,079

Cash, cash equivalents and restricted cash at end of period	$190,185	$204,195

Supplemental cash flow information:
Interest paid on borrowings, net of amounts capitalized	$46,996	$24,579
Income taxes paid	6,126	5,425
Supplemental schedule of non-cash investing activities:
Transfer of property and equipment to inventory	$—	$1,501
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	134,881	162,667
Restricted cash	55,304	41,528

Total cash, cash equivalents and restricted cash	$190,185	$204,195

See accompanying Condensed Notes to Consolidated Financial Statements—Unaudited

BLUEGREEN VACATIONS HOLDING CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

1. Organization and Basis of Financial Statement Presentation

Bluegreen Vacations Holding Corporation is a Florida-based holding company which owns 100% of Bluegreen Vacations Corporation (“Bluegreen”). Bluegreen Vacations Holding Corporation as a standalone entity without its subsidiaries is sometimes referred to herein as “BVH”. Unless stated to the contrary or the context otherwise requires, Bluegreen Vacations Holding Corporation with its subsidiaries, including Bluegreen, is referred to herein as the “Company”, “we”, “us” or “our”. The Company has prepared the accompanying unaudited consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.

In the Company’s opinion, the financial information furnished herein reflects all adjustments consisting of normal recurring items necessary for a fair presentation of its financial position, results of operations, and cash flows for the interim periods reported in this Quarterly Report on Form 10-Q. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and, accordingly, actual results could differ from those estimates. The accompanying financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2022, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2023 (the “2022 Annual Report on Form 10-K”).

Our Business

Bluegreen is a leading vacation ownership company that markets and sells vacation ownership interests (“VOIs”) and manages resorts in popular leisure and urban destinations. Bluegreen’s resorts are primarily located in high-volume, “drive-to” vacation locations, including Orlando, Panama City Beach, Las Vegas, the Smoky Mountains, Myrtle Beach, Charleston, the Branson, Missouri area, Nashville and New Orleans, among others. Bluegreen also earns fees for providing management services to the Bluegreen Vacation Club (the “Vacation Club”) and homeowners’ associations (“HOAs”), mortgage servicing, VOI title services, reservation services, and construction design and development services. In addition, Bluegreen provides financing to qualified VOI purchasers, which generates significant interest income.

On November 5, 2023, the Company entered into a merger agreement with Hilton Grand Vacations Inc. (“HGV”) pursuant to which HGV has agreed to acquire the Company in an all-cash transaction. Subject to the terms and conditions of the merger agreement, upon the consummation of the transaction, HGV will acquire all of the shares of the Company’s Class A Common Stock and Class B Common Stock for $75.00 per share, representing a total enterprise value of approximately $1.5 billion, inclusive of net debt. Closing of the transaction is subject to the approval of the Company’s stockholders and other customary closing conditions, including regulatory approvals. Subject to the satisfaction of the closing conditions, the transaction is expected to close during the first quarter of 2024.

Principles of Consolidation and Basis of Presentation

The Company’s unaudited consolidated financial statements include the accounts of its wholly owned subsidiaries, entities in which the Company or its consolidated subsidiaries hold controlling financial interests, including Bluegreen/Big Cedar Vacations LLC (a joint venture in which Bluegreen is deemed to hold a controlling financial interest based on its 51% equity interest, its active role as the day-to-day manager of its activities, and Bluegreen’s majority voting control of its management committee (“Bluegreen/Big Cedar Vacations”)), and any variable interest entities (“VIEs”) of which the Company or one of its consolidated subsidiaries is deemed the primary beneficiary. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The Company’s financial statements are prepared in conformity with GAAP, which requires it to make estimates based on assumptions about current and, for some estimates, future economic and market conditions which affect reported amounts and related disclosures in its financial statements. Although the Company’s estimates are based on current and expected future conditions, as applicable, actual conditions could differ from its expectations, which could materially affect its results of operations and financial position. In particular, a number of estimates have been and may continue to be affected by adverse trends affecting general economic conditions, including rising interest rates, inflation and decreases in discretionary spending. The severity, magnitude and duration, as well as the economic consequences of these factors are uncertain, subject to change and difficult to predict. As a result, accounting estimates and assumptions may change over time. Such changes could result in, among other adjustments, incremental loan losses on notes receivable, a decrease in the carrying amount of tax assets, or an increase in other obligations as of the time of a relevant measurement event. On an ongoing basis, management evaluates its estimates, including those that relate to the estimated future sales value of VOI inventory; the recognition of revenue; the allowance for loan losses; the recovery of the carrying value of VOI inventories; the fair value of assets measured at, or compared to, fair value on a non-recurring basis; the estimate of contingent liabilities related to litigation and other claims and assessments; and deferred income taxes. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions and conditions.

2. New Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In March 2022, the FASB issued ASU 2022-02, “Financial Instruments—Credit Losses (Topic 326)—Troubled Debt Restructurings and Vintage Disclosures” (“ASU-2022-02”), which eliminates the recognition and measurement guidance applicable to troubled debt restructurings for creditors and enhances disclosure requirements with respect to loan modifications for borrowers experiencing financial difficulty. ASU 2022-02 also requires disclosure of current-period gross write-offs by year of origination to be presented in the vintage disclosures for VOI notes receivable. This update is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted ASU 2022-02 as of January 1, 2023. The adoption of this standard did not have a material effect on the Company’s financial statements or disclosures other than disclosure related to changes in vintage disclosures relating to VOI notes receivable.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effect of Reference Rate Reform on Financial Reporting” (“ASU 2020-04”), which provides relief for companies preparing for the discontinuation of LIBOR in response to the Financial Conduct Authority (the regulatory authority over LIBOR) plan for a phase out of regulatory oversight of LIBOR interest rate indices to allow for an orderly transition to an alternate reference rate. The Company adopted this standard effective January 1, 2023. The adoption of this standard did not have a material effect on the Company’s financial statements or disclosures.

3. Revenue from Contracts with Customers

The table below sets forth the Company’s disaggregated revenue by category from contracts with customers (in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Sales of VOIs (1)	$159,333	$155,218	$433,307	$398,506
Fee-based sales commission revenue (1)	15,694	14,241	41,266	57,174
Resort and club management revenue (2)	29,454	28,073	87,721	81,098
Cost reimbursements (2)	23,292	20,719	70,960	54,950
Title fees and other (1)	4,333	3,699	10,685	10,216
Other revenue (2)	2,855	2,787	7,581	7,239

Revenue from customers	234,961	224,737	651,520	609,183
Interest income (3)	32,976	25,803	92,762	71,506
Other income, net	—	296	3,278	774

Total revenue	$267,937	$250,836	$747,560	$681,463

(1)	Included in the Company’s sales of VOIs and financing segment described in Note 14.
(2)	Included in the Company’s resort operations and club management segment described in Note 14.
(3)

Interest income of $31.4 million and $25.5 million for the three months ended September 30, 2023 and 2022, respectively, and $88.6 million and $71.0 million for the nine months ended September 30, 2023 and 2022, respectively, are included in the Company’s sales of VOIs and financing segment described in Note 14.

As of September 30, 2023 and December 31, 2022, the Company had commission receivables, net of an allowance, of $8.6 million and $10.3 million, respectively, related to sales of VOIs owned by third-parties, which are included in other assets in the unaudited consolidated balance sheets.

Contract liabilities include payments received or due in advance of satisfying performance obligations, including points awarded to customers as an incentive for the purchase of VOIs that may be redeemed in the future, advance deposits on owner programs for future services, and deferred revenue on prepaid vacation packages for future stays at the Company’s resorts or nearby hotels. Both points incentives and owner programs are recognized upon redemption, and deferred revenue for vacation packages is recognized net of sales and marketing expenses upon customer stays. Contract liabilities are included in deferred income in the Company’s unaudited consolidated balance sheets.

The following table sets forth the Company’s contract liabilities as of September 30, 2023 and December 31, 2022 (in thousands):

	September 30, 2023	December 31, 2022
Point incentives	$3,919	$3,944
Owner programs	2,243	2,149
Deferred revenue vacation packages	1,119	1,136

	$7,281	$7,229

4. Notes Receivable

The table below provides information relating to the Company’s notes receivable and its allowance for loan losses (dollars in thousands):

	As of
	September 30, 2023	December 31, 2022
Notes receivable secured by VOIs:
VOI notes receivable—non-securitized	$319,544	$279,888
VOI notes receivable—securitized	589,068	483,913

Gross VOI notes receivable	908,612	763,801
Allowance for loan losses—non-securitized	(83,075)	(81,801)
Allowance for loan losses—securitized	(149,285)	(129,510)

Allowance for loan losses	(232,360)	(211,311)
VOI notes receivable, net	$676,252	$552,490

Allowance as a % of Gross VOI notes receivable	26%	28%

The weighted-average interest rate charged on the Company’s notes receivable secured by VOIs was 15.2% and 15.3% at September 30, 2023 and December 31, 2022, respectively. All of the Company’s VOI notes receivable bear interest at fixed rates. The Company’s VOI notes receivable are primarily secured by VOI inventory located in Florida, Missouri, South Carolina, Tennessee, Nevada and Virginia.

Allowance for Loan Losses

The activity in the Company’s allowance for loan losses was as follows (in thousands):

	For the Nine Months Ended September 30,
	2023	2022
Balance, beginning of period	$211,311	$163,107
Provision for loan losses	87,451	73,789
Less: Write-offs of uncollectible receivables	(66,402)	(41,015)

Balance, end of period	$232,360	$195,881

The table below represents the gross write-offs of financing receivables by year of origination (in thousands):

For the Nine Months Ended
September 30, 2023
2023	$2,292
2022	26,245
2021	18,973
2020	6,099
2019	4,970
Prior	7,823

Total	$66,402

The Company monitors the credit quality of its receivables on an ongoing basis. The Company holds large amounts of homogeneous VOI notes receivable and assesses uncollectibility based on pools of receivables as it does not believe that there are significant concentrations of credit risk with any borrower or groups of borrowers. In estimating loan losses, the Company does not use a single primary indicator of credit quality but instead evaluates its VOI notes receivable based upon a static pool analysis that incorporates the aging of the respective receivables, default trends and prepayment rates by origination year, as well as the FICO scores of the borrowers. The Company records the difference between its VOI notes receivable and the variable consideration included in the transaction price for the sale of the related VOI as an allowance for loan losses and records the VOI notes receivable net of the allowance.

Adverse changes in economic conditions, including rising interest rates and inflationary trends, have had and may continue to have an adverse impact on the collectability of our VOI notes receivable and we are continuing to evaluate the impact they may have on our default and/or delinquency rates. Our estimates may not prove to be correct and our allowance for loan losses may not prove to be adequate.

Additional information about the Company’s VOI notes receivable by year of origination is as follows as of September 30, 2023 (in thousands):

	Year of Origination
	2023	2022	2021	2020	2019	2018 and Prior	Total
701+	$255,245	147,944	61,523	24,079	31,528	47,732	$568,051
601-700	95,081	88,474	45,156	18,094	18,430	37,047	302,282
<601 (1)	7,966	5,516	2,241	1,627	2,245	3,502	23,097
Other	93	2,055	2,531	1,339	2,407	6,757	15,182

Total by FICO score	$358,385	$243,989	$111,451	$45,139	$54,610	$95,038	$908,612

(1)	Includes VOI notes receivable attributable to borrowers without a FICO score (who are primarily foreign borrowers).

Additional information about the Company’s VOI notes receivable by year of origination is as follows as of December 31, 2022 (in thousands):

	Year of Origination
	2022	2021	2020	2019	2018	2017 and Prior	Total
701+	$208,052	$88,445	$34,927	$43,765	$28,001	$43,228	$446,418
601-700	111,796	63,483	25,003	25,613	18,609	35,890	280,394
<601 (1)	8,844	3,181	2,222	2,876	1,818	3,595	22,536
Other	663	3,501	1,352	2,579	2,504	3,854	14,453

Total by FICO score	$329,355	$158,610	$63,504	$74,833	$50,932	$86,567	$763,801

(1)	Includes VOI notes receivable attributable to borrowers without a FICO score (who are primarily foreign borrowers).

The percentage of gross notes receivable outstanding by FICO score of the borrower at the time of origination were as follows:

	As of
	September 30, 2023	December 31, 2022
FICO Score
700+	63%	59%
601-699	34	38
<600	2	2
No Score (1)	1	1

Total	100%	100%

(1)	Primarily foreign borrowers.

The Company’s notes receivable are carried at amortized cost less an allowance for loan losses. Interest income is suspended, and previously accrued but unpaid interest income is reversed, on all delinquent notes receivable when principal or interest payments are more than 90 days contractually past due and not resumed until such loans are less than 90 days past due. As of September 30, 2023 and December 31, 2022, $28.7 million and $24.2 million, respectively, of our VOI notes receivable were more than 90 days past due, and accordingly, consistent with our policy, were not accruing interest income. After approximately 127 days, VOI notes receivable are generally written off against the allowance for loan losses. Accrued interest was $7.3 million and $5.8 million as of September 30, 2023 and December 31, 2022, respectively, and is included within other assets in the Company’s unaudited consolidated balance sheets herein.

The following table shows the delinquency status of the Company’s VOI notes receivable as of September 30, 2023 and December 31, 2022 (in thousands):

	As of
	September 30, 2023	December 31, 2022
Current	$855,913	$721,736
31-60 days	13,525	9,612
61-90 days	10,469	8,243
Over 91 days	28,705	24,210

Total	$908,612	$763,801

5. Variable Interest Entities

The Company sells VOI notes receivable through special purpose finance entities. These transactions are generally structured as non-recourse to Bluegreen and are designed to provide liquidity and to transfer the economic risks and benefits of the notes receivable to third parties. In a securitization, various classes of debt securities are issued by the special purpose finance entities and are generally collateralized by a single tranche of transferred assets, which consist of VOI notes receivable.

Under the terms of certain VOI notes receivable sales, the Company has the right to repurchase or substitute a limited amount of defaulted notes for new notes at the outstanding principal balance plus accrued interest. Voluntary repurchases and substitutions of defaulted notes for the nine months ended September 30, 2023 and 2022 were $20.8 million and $7.0 million, respectively. The Company’s maximum exposure to loss relating to its non-recourse securitization entities is the difference between the outstanding VOI notes receivable and the notes payable, plus cash reserves and any additional residual interest in future cash flows from collateral.

The assets and liabilities of the Company’s consolidated VIEs were as follows (in thousands):

	As of
	September 30, 2023	December 31, 2022

Restricted cash	$25,845	$19,461
Securitized notes receivable, net	439,783	354,403
Receivable backed notes payable—non-recourse	560,491	440,781

The restricted cash and the securitized notes receivable balances disclosed in the table above are restricted to satisfy obligations of the VIEs.

6. VOI Inventory

The Company’s VOI inventory consisted of the following (in thousands):

	As of
	September 30, 2023	December 31, 2022
Completed VOI units	$264,783	$317,492
Construction-in-progress	112,795	8,537
Real estate held for future development	72,311	63,835

Total	$449,889	$389,864

Construction-in-progress consists primarily of renovation and expansion activity at resorts in Orlando, Florida, Panama City Beach, Florida, Pigeon Forge, Tennessee, and Vail, Colorado.

In April 2023, Bluegreen/Big Cedar Vacations purchased a resort close to Branson, Missouri for $7.1 million, including transaction costs. The transaction was accounted for as an asset acquisition with the purchase price allocated to VOI inventory in the Company’s unaudited consolidated balance sheet as of September 30, 2023.

In May 2023, the Company purchased the property and other assets of a resort located in Nashville, Tennessee for approximately $53.6 million, including transaction costs. The transaction was accounted for as an asset acquisition. Of the purchase price, $51.6 million was allocated to VOI inventory and $2.0 million was allocated to certain property and equipment in the Company’s unaudited consolidated balance sheet as of September 30, 2023.

In November 2023, Bluegreen/Big Cedar Vacations purchased a resort in Stone County, Missouri for $12.6 million, including transaction costs. The transaction was accounted for as an asset acquisition with the purchase price to be allocated to VOI inventory in the Company’s unaudited consolidated balance sheet.

7. Debt

Lines-of-Credit and Notes Payable

Financial data related to our lines of credit and notes payable (other than receivable-backed notes payable, which are discussed below) as of September 30, 2023 and December 31, 2022, were as follows (dollars in thousands):

	As of
	September 30, 2023			December 31, 2022
	Balance	Interest Rate	Carrying Amount of Pledged Assets	Balance	Interest Rate	Carrying Amount of Pledged Assets
Panama City Beach Acquisition Loan	$53,500	7.56%	$85,533	$54,500	6.16%	$77,334
Fifth Third Syndicated LOC	25,000	7.13%	26,762	70,000	5.92%	68,413
Fifth Third Syndicated Term Loan	92,500	7.13%	99,019	96,250	5.40%	94,068
Unamortized debt issuance costs	(1,836)			(2,012)

Total	$169,164		$211,314	$218,738		$239,815

Panama City Beach Acquisition Loan. In October 2022, Bluegreen purchased the property and other assets of a resort located in Panama City Beach, Florida for approximately $78.0 million. In connection with this acquisition, Bluegreen entered into a non-revolving acquisition loan (the “Panama City Beach Acquisition Loan”) with National Bank of Arizona (“NBA”) for the acquisition and renovation of the resort. In September 2023, the Panama City Beach Acquisition Loan was amended to reduce the maximum advances from $96.6 million to $87.6 million, and reduce the advance rate on future renovation costs from 70% to 55%. Advances may be made during a 36-month advance period. Approximately $54.5 million was advanced at closing for the acquisition of the resort. The remainder of the purchase price was paid in cash. Principal payments will be effected through release payments from sales of the completed VOIs, subject to a minimum amortization schedule, with the remaining balance due at maturity in October 2027. Borrowings under the Panama City Beach Acquisition Loan bear interest at an annual rate equal to one-month term SOFR plus 2.25%, subject to a floor of 2.40%. Recourse is limited to 22.5% of the principal and interest outstanding, with decreases based on achieving certain milestones and subject to certain exceptions.

Other than as described above, there were no new debt issuances or significant changes related to the above listed facilities during the nine months ended September 30, 2023. See Note 10 to the Company’s Consolidated Financial Statements included in its 2022 Annual Report on Form 10-K for additional information regarding the lines-of-credit and notes payable facilities listed above.

Receivable-Backed Notes Payable

Financial data related to our receivable-backed notes payable facilities as of September 30, 2023 and December 31, 2022 were as follows (dollars in thousands):

	As of
	September 30, 2023			December 31, 2022
	Debt Balance	Interest Rate	Principal Balance of Pledged/ Secured Receivables	Debt Balance	Interest Rate	Principal Balance of Pledged/ Secured Receivables
Receivable-backed notes payable—recourse:
Liberty Bank Facility (1)	$5,000	8.00%	$7,321	$5,000	6.50%	$8,470
NBA Receivables Facility (2)	5,855	7.32%	8,148	10,000	6.62%	13,664
Pacific Western Facility (3)	3,778	7.83%	7,321	5,841	6.82%	10,171

Total	14,633		22,790	20,841		32,305
Receivable-backed notes payable—non-recourse:
Liberty Bank Facility (1)	$12,589	8.00%	$18,432	$4,907	6.50%	$8,312
NBA Receivables Facility (2)	33,176	7.32%	46,171	20,866	6.62%	28,512
Syndicated Warehouse Facility	78,377	7.06%	89,558	104,953	5.87%	125,486
Quorum Purchase Facility	9,897	4.95 - 5.10%	11,513	14,007	4.95-5.10%	16,302
2015 Term Securitization	—	3.02%	—	7,925	3.02%	8,516
2016 Term Securitization	10,639	3.35%	11,122	16,061	3.35%	16,714
2017 Term Securitization	19,417	3.12%	20,920	26,521	3.12%	28,612
2018 Term Securitization	28,959	4.02%	31,389	39,326	4.02%	43,163
2020 Term Securitization	56,875	2.60%	63,656	69,240	2.60%	77,183
2022 Term Securitization	117,298	4.60%	130,745	142,106	4.60%	160,000
2023 Term Securitization	202,368	6.32%	230,111	—	—	—
Unamortized debt issuance costs and discounts (4)	(9,104)			(5,131)

Total	560,491		653,617	440,781		512,800

Total receivable-backed debt	$575,124		$676,407	$461,622		$545,105

(1)	Recourse on the Liberty Bank Facility is generally limited to $5.0 million, subject to certain exceptions.
(2)	Recourse on the NBA Receivables Facility is generally limited to the greater of 15% of the outstanding borrowings and $5.0 million, subject to certain exceptions.
(3)	Recourse on the Pacific Western Facility prior to the repayment was generally limited to $7.5 million, subject to certain exceptions.
(4)	This amount includes unamortized discounts of $2.2 million on the 2023 Term Securitization as of September 30, 2023.

Pacific Western Facility. In October 2023, we repaid the Pacific Western Facility and the facility has been terminated.

NBA Receivables Facility. On July 28, 2023, Bluegreen/Big Cedar Vacations amended the NBA Receivables Facility to extend the revolving advance period from September 2023 to July 2026 and the maturity date from March 2028 to January 2031. In addition, pursuant to the Amended NBA Receivables Facility, the interest rate on all new advances made under the facility will be one month term SOFR plus 1.75% (with an interest rate floor of 2.50%) with prior advances at SOFR plus 2.25% (with an interest rate floor of 3.00%). The Amended NBA

Receivables Facility provides for advances at a rate of 80% on eligible receivables pledged under the facility, subject to eligible collateral and specified terms and conditions, during the revolving credit period. The maximum borrowings allowed under the facility is $70.0 million. Subject to the terms of the Amended NBA Receivables Facility, principal and interest payments received on pledged receivables are applied to principal and interest due under the facility, with the remaining outstanding balance being due by maturity. In addition, recourse to Bluegreen/Big Cedar Vacations is limited to the greater of 15% of the outstanding borrowings and $5 million.

2023 Term Securitization. In June 2023, Bluegreen completed a private offering and sale of $214.6 million of VOI receivable-backed notes (the “2023 Term Securitization”). The 2023 Term Securitization consisted of the issuance of three tranches of VOI receivable-backed notes (collectively, the “Notes”) with a weighted average coupon rate of approximately 6.32% and a maturity date in November 2038. The gross advance rate for this transaction was 85.5%. The amount of the VOI receivables sold to BXG Receivables Note Trust 2023-A (the “Trust”) in the transaction was approximately $251.0 million. The gross proceeds of such sales to the Trust were $212.2 million. A portion of the proceeds were used to: repay all amounts outstanding under Bluegreen’s existing VOI receivable-backed notes purchase facility (approximately $181.6 million); capitalize a reserve fund; and pay fees and expenses associated with the transaction. The remainder of the gross proceeds from the 2023 Term Securitization were used for general corporate purposes. The purchase facility allows for maximum outstanding receivable-backed borrowings of $250.0 million on a revolving basis through September 30, 2025, subject to eligible collateral and the other terms and conditions of the facility.

Subject to performance of the collateral, Bluegreen will receive any excess cash flows generated by the receivables transferred under the 2023 Term Securitization (excess meaning after payments of customary fees, interest and principal under the 2023 Term Securitization) on a pro-rata basis as borrowers make payments on their VOI loans.

While ownership of the VOI receivables included in the 2023 Term Securitization is transferred and sold for legal purposes, the transfer of these receivables is accounted for as a secured borrowing for financial accounting purposes. Accordingly, no gain or loss was recognized as a result of this transaction.

Except as described above, there were no new debt issuances or significant changes related to the above listed facilities during the nine months ended September 30, 2023. See Note 10 to the Company’s Consolidated Financial Statements included in its 2022 Annual Report on Form 10-K for additional information regarding the receivable-backed notes payable facilities listed above.

Junior Subordinated Debentures

Financial data relating to the Company’s junior subordinated debentures as of September 30, 2023 and December 31, 2022 was as follows (dollars in thousands):

	September 30, 2023		December 31, 2022
	Carrying Amounts	Interest Rate (1)	Carrying Amounts	Interest Rate (1)	Maturity Years (2)
Woodbridge - Levitt Capital Trusts I - IV	$66,302	9.34 - 9.43%	$66,302	7.47 - 8.21%	2035 - 2036
Bluegreen Statutory Trusts I - VI	104,595	10.39 - 10.48%	104,595	8.52 - 9.26%	2035 - 2037
Unamortized debt issuance costs	(861)		(914)
Unamortized purchase discount	(33,144)		(33,972)

Total junior subordinated debentures	$136,892		$136,011

(1)	As of September 30, 2023, the junior subordinated debentures bore interest at three-month SOFR (subject to quarterly adjustment) plus 0.26% and a margin of 3.80% to 4.90%.
(2)	As of September 30, 2023 and December 31, 2022, all of the junior subordinated debentures were eligible for redemption by the Company.

Availability

As of September 30, 2023, the Company was in compliance with its financial debt covenants under its debt instruments. As of September 30, 2023, the Company had availability of approximately $480.3 million under its receivable-backed purchase and credit facilities, inventory lines of credit and corporate credit facility, subject to eligible collateral and the terms of the facilities, as applicable.

8. Fair Value of Financial Instruments

ASC 820 Fair Value Measurement (Topic 820) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The inputs used to measure fair value are classified into the following hierarchy:

Level 1:	Unadjusted quoted prices in active markets for identical assets or liabilities
Level 2:	Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability
Level 3:	Unobservable inputs for the asset or liability

The carrying amounts of financial instruments included in the unaudited consolidated financial statements and their estimated fair values were as follows (in thousands):

	As of September 30, 2023		As of December 31, 2022
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Cash and cash equivalents	$134,881	$134,881	$175,683	$175,683
Restricted cash	55,304	55,304	50,845	50,845
Notes receivable, net	676,252	859,606	552,490	720,171
Note payable to BBX Capital, Inc.	35,000	33,250	50,000	46,635
Receivable-backed notes payable	575,124	560,372	461,622	451,500
Lines-of-credit, notes payable	169,164	167,261	218,738	215,400
Junior subordinated debentures	136,892	136,500	136,011	102,000

Cash and cash equivalents. The amounts reported in the unaudited consolidated balance sheets for cash and cash equivalents approximate fair value due to their short maturity of 90 days or less.

Restricted cash. The amounts reported in the unaudited consolidated balance sheets for restricted cash approximate fair value due to their short maturity of 90 days or less.

Notes receivable, net. The fair value of the Company’s notes receivable is estimated using Level 3 inputs and is based on estimated future cash flows considering contractual payments and estimates of prepayments and defaults, discounted at a market rate.

Note Payable to BBX Capital. The fair value of the note payable to BBX Capital was determined using Level 3 inputs by discounting the net cash outflows estimated to be used to repay the debt.

Lines-of-credit, notes payable. The amounts reported in the Company’s unaudited consolidated balance sheets for lines of credit, notes payable approximate fair value for indebtedness that provides for variable interest rates. The fair value of the Company’s fixed-rate, receivable-backed notes payable was determined using Level 3 inputs by discounting the net cash outflows estimated to be used to repay the debt. These obligations are to be satisfied using the proceeds from the consumer loans that secure the obligations.

Receivable-backed notes payable. The amounts reported in the Company’s consolidated balance sheets for receivable-backed notes payable, approximate fair value for indebtedness that provides for variable interest rates.

The fair value of the Company’s fixed-rate receivable-backed notes payable was determined using Level 3 inputs by discounting the net cash outflows estimated to be used to repay the debt. These obligations are to be satisfied using the proceeds from the customer loans that secure the obligations.

Junior subordinated debentures. The fair value of the Company’s junior subordinated debentures is estimated using Level 3 inputs based on the contractual cash flows discounted at a market rate or based on market price quotes from the over-the-counter bond market.

9. Commitments and Contingencies

Litigation Matters

In the ordinary course of business, the Company and its subsidiaries are parties to lawsuits as plaintiff or defendant involving its operations and activities, including the purchase, sale, marketing, or financing of VOIs. Additionally, from time to time in the ordinary course of business, the Company is involved in disputes with existing and former employees, vendors, taxing jurisdictions, and other individuals and entities, and it also receives individual consumer complaints as well as complaints received through regulatory and consumer agencies, including Offices of State Attorneys General. The Company takes these matters seriously and attempts to resolve any such issues as they arise.

Reserves are accrued for matters in which management believes it is probable that a loss will be incurred and the amount of such loss can be reasonably estimated. Management does not believe that the aggregate liability relating to known contingencies in excess of the aggregate amounts accrued will have a material impact on the Company’s results of operations or financial condition. However, litigation is inherently uncertain and the actual costs of resolving legal claims, including awards of damages, may be substantially higher than the amounts accrued for these claims and may have a material adverse impact on the Company’s results of operations or financial condition.

Management is not at this time able to estimate a range of reasonably possible losses with respect to matters in which it is reasonably possible that a loss will occur. In certain matters, management is unable to estimate the loss or reasonable range of loss until additional developments provide information sufficient to support an assessment of the loss or range of loss. Frequently in these matters, the claims are broad and the plaintiffs have not quantified or factually supported their claim.

Litigation

The following is a description of material legal proceedings pending against the Company or its subsidiaries or which were pending during the three months ended September 30, 2023:

On January 7, 2019, Shehan Wijesinha filed a purported class action lawsuit alleging violations of the Telephone Consumer Protection Act (the “TCPA”). It is alleged that Bluegreen’s wholly owned subsidiary Bluegreen Vacations Unlimited Inc. (“BVU”) called plaintiff’s cell phone for telemarketing purposes using an automated dialing system, and that plaintiff did not give BVU his express written consent to do so. Plaintiffs seek certification of a class comprised of other persons in the United States who received similar calls from or on behalf of BVU without the person’s consent. Plaintiff seeks monetary damages, attorneys’ fees and injunctive relief. Bluegreen believes the lawsuit is without merit and intends to vigorously defend the action. On July 15, 2019, the court entered an order staying this case pending a ruling from the Federal Communications Commission (“FCC”) clarifying the definition of an automatic telephone dialing system under the TCPA and the decision of the Eleventh Circuit in a separate action brought against a VOI company by a plaintiff alleging violations of the TCPA. On January 7, 2020, the Eleventh Circuit issued a ruling consistent with BVU’s position, and on June 26, 2020, the FCC also issued a favorable ruling. The case was stayed pending the United States Supreme Court’s decision in Facebook, Inc. v. Duguid. On April 1, 2021, the Supreme Court issued a decision in the Facebook case which was favorable to Bluegreen’s position that an automatic telephone dialing system was not used in this case. Bluegreen believes the ruling disposes of the plaintiff’s claim and filed a Notice of Supplemental Authority advising the court of the ruling.

On July 18, 2019, Eddie Boyd, and Connie Boyd, Shaundre and Kimberly Laskey, and others similarly situated filed an action alleging that BVU and co-defendants violated the Missouri Merchandise Practices Act for allegedly making false statements and misrepresentations with respect to the sale of VOIs. Plaintiffs’ claims include a purported class action allegation that BVU’s charging of an administrative processing fee constitutes the unauthorized practice of law, and also that Bluegreen and its outside counsel engaged in abuse of process by filing a lawsuit against plaintiffs’ counsel (The Montgomery Law Firm). Plaintiffs seek monetary damages, attorneys’ fees and injunctive relief. On August 31, 2020, the court certified a class regarding the unauthorized practice of law claim, but dismissed the claims regarding abuse of process. On January 11, 2021, the Court issued an order that the class members are not entitled to rescission of their contracts because they failed to plead fraud in the inducement. Plaintiffs filed a third amended petition to add Resort Title Agency, Inc. (a wholly owned subsidiary of Bluegreen) as a defendant. On July 29, 2022, Resort Title Agency, Inc. removed the case to the United States District Court for the Western District of Missouri, where the case is currently pending. Bluegreen has filed an opposition to the Plaintiffs’ Motion to Modify the Class Definition or Class Certification and has also moved for Summary Judgment against Plaintiffs. Bluegreen continues to vigorously defend the action.

On March 15, 2018, BVU entered into an Agreement for Purchase and Sale of Assets with T. Park Central, LLC, O. Park Central, LLC, and New York Urban Ownership Management, LLC, (collectively “New York Urban”) (“Purchase and Sale Agreement”), which provided for the purchase of The Manhattan Club inventory over a number of years and the management contract for The Manhattan Club Association, Inc. On October 7, 2019, New York Urban initiated arbitration proceedings against BVU alleging that The Manhattan Club Association, Inc. (of which BVU was a member) was obligated to pay an increased management fee to a New York Urban affiliate and that this higher amount would be the benchmark for BVU’s purchase of the management contract under the parties’ Purchase and Sale Agreement. New York Urban also sought damages in the arbitration proceedings in excess of $10.0 million for promissory estoppel and tortious interference. On November 19, 2019, the parties participated in mediation but did not resolve the matter. On November 20, 2019, New York Urban sent a letter to BVU advising that it was: (1) withdrawing its arbitration demand; (2) notifying the Board that it was not seeking to execute the proposed amendment to the Management Agreement that was originally sent to Bluegreen on April 24, 2019; and (3) not going to pay itself a management fee for the 2020 operating year in an amount exceeding the 2019 operating year (i.e., $6.5 million). On November 21, 2019, BVU sent New York Urban a Notice of Termination of the Purchase and Sale Agreement. On November 25, 2019, New York Urban sent its own Notice of Termination and a separate letter containing an offer to compromise if BVU resigned its position on the Board and permitted New York Urban to enforce its rights to the collateral. On November 29, 2019, BVU accepted the offer and on December 18, 2019, BVU provided New York Urban with resignations of its members on the Board of Directors.

On April 2, 2021, New York Urban initiated new arbitration proceedings against BVU, alleging it is owed over $70.0 million for periodic inventory closings that have not occurred since the Purchase and Sale Agreement was terminated or that will not occur because of the termination. New York Urban also seeks over $50.0 million because, due to the Purchase and Sale Agreement’s termination, the closing on the management contract will not occur. BVU believes it has strong defenses to these claims. The arbitration hearing has commenced and is ongoing. BVU continues to vigorously defend against New York Urban’s claims.

On August 30, 2020, over 100 VOI owners at The Manhattan Club (“TMC”) sued BVU and certain unaffiliated entities (the “Non-Bluegreen Defendants”). The complaint includes claims arising out of alleged misrepresentations made during the sale of VOIs at TMC and certain post-sale operational practices, including allegedly charging owners excessive annual maintenance fees and implementing reservation policies that restrict the ability of VOI owners to use their points to access the resort while allowing the general public to make reservations. The plaintiffs assert in the complaint that Bluegreen acquired operational control of TMC from the Non-Bluegreen Defendants in 2018 and assumed joint liability for any prior wrongdoing by them. Bluegreen believes this assertion to be erroneous and that the claims against BVU are without merit. On September 27, 2021, the court granted Bluegreen’s motion to dismiss without prejudice and the Court declined to exercise supplemental jurisdiction over the remaining state law claims. Plaintiffs have amended their complaint. BVU filed a motion to dismiss the amended complaint on December 29, 2021, which remains pending.

On September 14, 2021, Tamarah and Emmanuel Louis, individually and on behalf of all others similarly situated, filed a purported class action lawsuit against BVU alleging it violated the Military Lending Act (“MLA”). The complaint alleges that BVU did not make any inquiry before offering financing to the plaintiffs as to whether they were members of the United States Military and allege other claims related to certain disclosures mandated by the MLA. BVU filed a motion to dismiss the complaint, and plaintiffs then filed an amended complaint on December 3, 2021. The District Court granted BVU’s motion to dismiss. An appeal of the District Court’s dismissal by the plaintiffs is pending before the Eleventh Circuit Court of Appeals. BVU continues to vigorously defend this action on appeal.

On February 8, 2023, Denise Mecke, a former Missouri sales associate, filed a lawsuit in the United States District Court for the Western District of Missouri alleging various statutory and tort claims against Bluegreen, BVU and nine current and former associates related to her termination from employment. Her initial demand letter sought $7.0 million in damages. On March 31, 2023, defendants filed a motion to compel arbitration and dismiss the complaint, or, in the alternative, to stay this action. On October 12, 2023, the Court granted Bluegreen’s motion to compel arbitration and dismiss the complaint.

Commencing in 2015, it came to Bluegreen’s attention that its collection efforts with respect to its VOI notes receivable were being impacted by a then emerging, industry-wide trend involving the receipt of “cease and desist” letters from exit firms and their attorneys purporting to represent certain VOI owners. Following receipt of these letters, Bluegreen is unable to contact the owners unless allowed by law. Bluegreen believes these exit firms have encouraged such owners to become delinquent and ultimately default on their obligations and that such actions and its inability to contact the owners have been a material factor in the increase in its annual default rates. Bluegreen’s average annual default rates have increased from 6.9% in 2015 to 10.5% in 2023. Bluegreen also estimates that approximately 9.1% of the total delinquencies on its VOI notes receivable as of September 30, 2023 related to VOI notes receivable are subject to this issue. Bluegreen has in a number of cases pursued, and Bluegreen may in the future pursue, legal action against the VOI owners, and as described below, against the exit firms.

On November 13, 2020, Bluegreen filed a lawsuit against timeshare exit firm, Carlsbad Law Group, LLP, and certain of its associated law firms and affiliates. On December 30, 2020, Bluegreen filed a lawsuit against timeshare exit firm, The Molfetta Law Firm, and certain of its associated law firms, affiliates, and cohorts, including Timeshare Termination (“TTT”). In both of these actions, Bluegreen makes substantially the same claims against the timeshare exit firms and its associated law firms and affiliates as those made in its action against The Montgomery Law Firm described in the 2022 Annual Report on Form 10-K. In June 2021, counsel for TTT moved to withdraw, citing TTT’s insolvency. On October 1, 2021, the principals of TTT filed for Chapter 11 Bankruptcy Protection, which matter has since been converted to a Chapter 7 Bankruptcy. The principals of TTT have consented to entry of an injunction in the U.S. District Court for the Southern District of Florida as part of an agreement with Bluegreen. In addition, Bluegreen has reached a settlement with all remaining, non-bankrupt defendants in the Molfetta action. In the Carlsbad action, settlement has been reached with certain defendants, including Carlsbad Law Group, LLC. Bluegreen’s remaining claims in that case, which seek an injunction and disgorgement of profits against Pandora Marketing, LLC d/b/a Timeshare Compliance et al, proceeded to trial in August 2023 and Bluegreen received a favorable verdict for an immaterial amount.

Other Commitments, Contingencies and Guarantees

The Company, indirectly through Bluegreen and BVU, has an exclusive marketing agreement through 2024 with Bass Pro, a nationally-recognized retailer of fishing, marine, hunting, camping and sports gear, that provides the Company with the right to market and sell vacation packages at kiosks in each of Bass Pro’s retail locations and Cabela’s stores and through other means. As of September 30, 2023, Bluegreen had sales and marketing operations at a total of 130 Bass Pro Shops and Cabela’s Stores, including 19 unmanned, virtual kiosks. Pursuant to a settlement agreement Bluegreen entered into with Bass Pro and its affiliates during June 2019, Bluegreen paid Bass Pro $20.0 million and agreed to, among other things, make five annual payments to Bass Pro of

$4.0 million in January of each year, commencing in 2020. As of September 30, 2023 and December 31, 2022, one such annual payment remained and $3.9 million and $3.8 million, respectively, were included in accrued liabilities and other in the unaudited consolidated balance sheets for such payment.

During the nine months ended September 30, 2023 and 2022, VOI sales to prospects and leads generated by the agreement with Bass Pro accounted for approximately 16% and 18%, respectively, of Bluegreen’s VOI sales volume.

In lieu of paying maintenance fees for unsold VOI inventory, Bluegreen may enter into subsidy agreements with certain HOAs. During the nine months ended September 30, 2023 and 2022, Bluegreen made subsidy payments under these agreements of $18.7 million and $10.3 million, respectively, which are included in cost of other fee-based services in the Company’s unaudited consolidated statements of operations and comprehensive income for such periods. As of September 30, 2023 and December 31, 2022, Bluegreen had $7.7 million and $0.6 million, respectively, accrued for such subsidies, which is included in accrued liabilities and other in the unaudited consolidated balance sheets as of such dates.

10. Equity

Share Repurchases

During the nine months ended September 30, 2023, the Company did not repurchase any shares of common stock under its share repurchase program. During the three and nine months ended September 30, 2022, the Company repurchased and retired approximately 843,000 and 1,912,000 shares of Class A Common Stock, respectively, for an aggregate purchase price of $23.6 million and $54.4 million, respectively. The excess of cost over par value of the repurchased shares is recorded to additional paid in capital. As of September 30, 2023, $8.3 million remained available for the repurchase of shares under the share repurchase program.

Restricted Stock and Stock Option Plans

The Bluegreen Vacations Holding Corporation 2021 Incentive Plan (the “2021 Plan”) provides for the issuance of up to 2,000,000 shares of the Company’s Class A Common Stock pursuant to restricted stock awards and options which may be granted. During the nine months ended September 30, 2023, the Company granted restricted stock awards of 318,811 shares to certain executive officers and employees under the 2021 Plan, of which 150,000 restricted shares are scheduled to cliff vest in January 2027 and 168,811 restricted shares are scheduled to vest ratably over 4 years, in each case subject to the terms and conditions of the 2021 Plan and the applicable award agreement. There were 208,035 shares of restricted stock granted to officers and employees under the 2021 Plan during the nine months ended September 30, 2022. As of September 30, 2023, 791,862 shares remained available for grant under the 2021 Plan.

Restricted Stock Activity

The Company accounts for compensation cost for unvested time-based service condition restricted stock awards based on the fair value of the award on the measurement date, which is generally the grant date. The cost is recognized on a straight-line basis over the requisite service period of the award, with forfeitures recognized as incurred. The table below sets forth information regarding the Company’s unvested restricted stock award activity for the nine months ended September 30, 2023 and 2022:

	Nine Months Ended September 30,
	2023		2022
	Unvested Restricted Stock	Per Share Weighted Average Grant Date Fair Value	Unvested Restricted Stock	Per Share Weighted Average Grant Date Fair Value
Unvested balance outstanding, beginning of period	889,327	$22.06	460,470	$20.72
Granted	318,811	27.99	208,035	29.80
Vested	(38,670)	29.80	—	—
Forfeited	—	—	(2,500)	20.72

Unvested balance outstanding, end of period	1,169,468	$23.42	666,005	$23.56

Available for grant	791,862		1,333,995

The table below sets forth information regarding the restricted stock awards granted during the nine months ended September 30, 2023 and September 30, 2022.

Plan Name	Grant Date	Number of Awards Granted	Per Share Weighted Average Grant Date Fair Value	Requisite Service Period	Vesting Date
2021 Incentive Plan	1/19/2022	208,035	$29.80	4 years	(1)
2021 Incentive Plan	1/18/2023	318,811	$27.99	4 years	(2)

(1)

154,679 of the shares granted are scheduled to vest ratably in annual installments over 4 years and 53,356 of the shares granted are scheduled to cliff vest in January 2026, in each case subject to the terms and conditions of the 2021 Plan and the applicable award agreement.

(2)

150,000 of the shares are scheduled to cliff vest in January 2027 and 168,811 of the shares are scheduled to vest ratably over 4 years, in each case subject to the terms and conditions of the 2021 Plan and the applicable award agreement.

The aggregate grant date fair value of the awards granted in January 2023 was $8.9 million. As of September 30, 2023, there was $19.5 million of unrecognized share-based compensation with a remaining weighted average period of 3.74 years. Restricted stock compensation expense is included in selling general and administrative expenses in the Company’s unaudited consolidated statements of operations and comprehensive income.

Restricted stock compensation was $1.6 million and $4.6 million during the three and nine months ended September 30, 2023, respectively, and $0.8 million and $2.4 million during the three and nine months ended September 30, 2022, respectively. No tax benefits have been recognized on restricted stock awards.

11. Income Taxes

The Company and its subsidiaries file a consolidated U.S. federal income tax return and income tax returns in various state and foreign jurisdictions. With certain exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2018.

The Company’s effective income tax rate was approximately 28% and 27% during the three months ended September 30, 2023 and 2022, respectively, and 27% during both the nine months ended September 30, 2023 and 2022, respectively. Effective income tax rates for interim periods are based upon the Company’s then current estimated annual rate. The effective income tax rate varies based upon the estimate of taxable earnings as well as on the mix of taxable earnings in the various states in which the Company and its subsidiaries operate. As such, the Company’s effective tax rates for the 2023 and 2022 periods reflect an estimate of its annual taxable earnings, state taxes, non-deductible items and changes in valuation allowance on deferred tax assets for each respective year.

In April 2023, the Company received notice that its U.S. federal income tax return for the year ended December 31, 2020 was selected for examination. In addition, certain of the Company’s state filings are under routine examination. While there is no assurance as to the results of these audits, the Company does not currently anticipate any material adjustments in connection with these examinations.

As of September 30, 2023, the Company did not have any significant amounts accrued for interest and penalties or recorded for uncertain tax positions.

12. Earnings Per Share

The following table presents the calculation of the Company’s basic and diluted earnings per share (“EPS”):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(In thousands, except per share amounts)	2023	2022	2023	2022
Basic EPS:
Numerator:
Net income attributable to shareholders	$20,657	$22,964	$54,069	$56,736
Denominator:
Weighted average shares outstanding	15,869	19,101	15,865	20,029

Basic EPS	$1.30	$1.20	$3.41	$2.83

Diluted EPS
Numerator:
Net income attributable to shareholders	$20,657	$22,964	$54,069	$56,736
Denominator:
Basic - Weighted average shares outstanding	15,869	19,101	15,865	20,029
Dilutive effect of restricted stock rewards	610	131	488	162

Diluted weighted average number of common shares outstanding	16,479	19,232	16,353	20,191

Diluted EPS	$1.25	$1.19	$3.31	$2.81

During the three and nine months ended September 30, 2023, 610,263 and 487,802, respectively, of weighted average shares of unvested restricted stock awards outstanding were included in the computation of diluted earnings per share as the shares were dilutive. During the three and nine months ended September 30, 2022, 130,776 and 162,579, respectively, of weighted average shares of unvested restricted stock awards outstanding were included in the computation of diluted earnings per share as the shares were dilutive.

13. Related Party Transactions

The Company may be deemed to be controlled by Alan B. Levan, Chairman, Chief Executive Officer and President of the Company, John E. Abdo, Vice Chairman of the Company, Jarett S. Levan, a director of the

Company and son of Mr. Alan Levan, and Seth M. Wise, a director of the Company. Together, they may be deemed to beneficially own shares of the Company’s Class A Common Stock and Class B Common Stock representing approximately 81% of the Company’s total voting power. Further, in connection with the spin-off of BBX Capital during September 2020, Mr. Jarett Levan became the Chief Executive Officer and President and a director of BBX Capital, Mr. Alan Levan became the Chairman of the Board of BBX Capital, Mr. Abdo became Vice Chairman of BBX Capital and Mr. Wise became Executive Vice President and a director of BBX Capital. Mr. Alan Levan, Mr. Abdo, Mr. Jarett Levan and Mr. Wise may also be deemed to control BBX Capital through their ownership of BBX Capital’s Class A Common Stock and Class B Common Stock. Each also receives compensation from BBX Capital.

During each of the three and nine months ended September 30, 2023 and September 30, 2022, the Company recognized expense paid to the Abdo Companies, Inc. of $38,000 and $114,000 respectively, in exchange for certain management services. John E. Abdo, the Company’s Vice Chairman, is the principal shareholder and Chief Executive Officer of Abdo Companies, Inc.

The Company reimburses BBX Capital for advisory, risk management, administrative and other services. During each of the three and nine months ended September 30, 2023 and September 30, 2022, the Company reimbursed BBX Capital $0.3 million and $1.3 million, respectively, for such services. The Company had $0.2 million in accrued expenses for the services described above as of both September 30, 2023 and December 31, 2022.

In connection with its spin-off of BBX Capital, the Company issued a $75.0 million note payable to BBX Capital, of which $35.0 million and $50.0 million remained outstanding as of September 30, 2023 and December 31, 2022, respectively. See the 2022 Annual Report on Form 10-K for a description of the of terms of BVH’s note payable to BBX Capital.

14. Segment Reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly reviewed by the chief operating decision maker (“CODM”) in assessing performance and deciding how to allocate resources. Reportable segments consist of one or more operating segments with similar economic characteristics, products and services, production processes, type of customer, distribution system or regulatory environment.

The Company reports its results through two reportable segments: (i) Sales of VOIs and Financing; and (ii) Resort Operations and Club Management.

The Sales of VOIs and Financing segment includes the Company’s marketing and sales activities related to the VOIs that are owned by the Company, VOIs it acquires under just-in-time and secondary market inventory arrangements, and sales of VOIs through fee-for-service arrangements with third-party developers, as well as consumer financing activities in connection with sales of VOIs owned by the Company, and title services operations.

The Resort Operations and Club Management segment includes management services activities for the Vacation Club and for a majority of the HOAs of the resorts within the Vacation Club. The Company also provides reservation services, services to owners and billing and collections services to the Vacation Club and certain HOAs, which are included in the resort operations and club management segment. Additionally, this segment includes revenue from the Traveler Plus program, food and beverage and other retail operations, rental services activities, and management of construction activities for certain fee-based developer clients.

The information provided for segment reporting is obtained from internal reports utilized by management. The CODM primarily uses adjusted earnings, or net income, before taking into account income taxes, interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by VOI notes receivable), and depreciation and amortization (“Adjusted EBITDA”) to evaluate the reporting segments’ performance. See Management’s Discussion and Analysis of Financial Condition and Results of Operations for information regarding Adjusted EBITDA, including our definition of Adjusted EBITDA.

The presentation and allocation of results of operations may not reflect the actual economic costs of the segments as standalone businesses. Due to the nature of the Company’s business, assets are not allocated to a particular segment, and therefore management does not evaluate the balance sheet by segment. If a different basis of allocation were utilized, the relative contributions of the segments might differ but the relative trends in the segments’ operating results would, in management’s view, likely not be impacted.

The table below sets forth the Company’s revenue for its reportable segments for the three and nine months ended September 30, 2023 and 2022 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Sales of VOIs and financing	$211,681	$199,794	$576,859	$540,475
Resort operations and club management	32,309	30,860	95,302	88,337
Cost reimbursements (1)	23,292	20,719	70,960	54,950

Total segment revenues	267,282	251,373	743,121	683,762
Corporate and other	1,569	594	7,397	1,265
Eliminations	(914)	(1,131)	(2,958)	(3,564)

Total revenues	$267,937	$250,836	$747,560	$681,463

(1)	Cost reimbursement revenue and expense net to zero and are excluded from the computation of Adjusted EBITDA below.

The table below sets forth the Company’s Adjusted EBITDA for its reportable segments reconciled to net income for the three and nine months ended September 30, 2023 and 2022 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net income attributable to shareholders	$20,657	$22,964	$54,069	$56,736
Non-controlling interest	4,840	4,682	13,284	11,954

Net income (loss) from continuing operations	25,497	27,646	67,353	68,690
Add: Depreciation and amortization	2,019	1,844	6,276	5,522
Less: Interest income (other than interest earned on VOI notes receivable)	(1,569)	(298)	(4,119)	(491)
Add: Interest expense - corporate	10,245	6,053	29,854	16,656
Add: Provision for income taxes	7,840	8,586	20,338	20,948
Sale of vacant land and other assets	3	—	(2,887)	—
Add: General and administrative expenses (1)	25,549	22,313	77,915	69,871
Less: Other income, net	63	(296)	(3,278)	(774)

Segment Adjusted EBITDA (2)	69,647	65,848	191,452	180,422

Sales of VOIs and financing	47,006	43,953	123,100	117,053
Resort operations and club management	22,641	21,895	68,352	63,369

Segment Adjusted EBITDA (2)	$69,647	$65,848	$191,452	$180,422

(1)

Included in general and administrative expenses is $1.6 million and $4.6 million of share-based compensation, for the three months and nine months ended September 30, 2023, respectively, and $0.8 million and $2.4 million of share-based compensation, for the three and nine months ended September 30, 2022, respectively.

(2)	See Management’s Discussion and Analysis of Financial Condition and Results of Operations for information regarding Adjusted EBITDA, including our definition of Adjusted EBITDA.

15. Subsequent Events

Subsequent events have been evaluated through the date the financial statements were issued. As of such date, there were no subsequent events identified that required recognition or disclosure other than as disclosed in the footnotes herein.